SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         ARCH COMMUNICATIONS GROUP, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    039381108
                                 (CUSIP Number)

                                  June 3, 1999
             (Date of Event Which Request Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 039381108                   13G                           Page 2 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James B. Rubin(1)
    Resurgence Asset Management, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       3,431,350(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             3,431,350(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,431,350(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.14%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Mr. James. B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management, L.L.C. ("RAM"). Voting and dispositive power is exercised solely in its capacity as sole general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. Accordingly, RAM may be deemed to share voting and dispositive power.

CUSIP No. 039381108                   13G                           Page 3 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James B. Rubin(1)
    Resurgence Asset Management International, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       2,203,795(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             2,203,795(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,203,795(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.59%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Mr. James B. Rubin serves as Chief investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management International, L.L.C. ("RAMI"). Voting and dispositive power is exercised (i) solely in its capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence Partners International, Ltd. and (ii) pursuant to a Subadvisory Services Agreement with M.D. Sass Management, Inc. with respect to M.D. Sass Re/Enterprise International, Ltd. Accordingly, in each case, RAMI may be deemed to share voting and dispositive power.

CUSIP No. 039381108                   13G                           Page 4 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James B. Rubin(1)
    Re/Enterprise Asset Management, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       3,093,097(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             3,093,097(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,093,097(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.44%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Mr. James B. Rubin serves as Manager and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C. ("REAM"). Voting and dispositive power is exercised pursuant to a Subadvisory Services Agreement with M.D. Sass Management, Inc., M.D. Sass Investors Services, Inc. and M.D. Sass Associates, Inc. with respect to two employee pension plans, M.D. Sass Re/Enterprise Partners, L.P. and M.D. Sass Re/Enterprise II, L.P. Accordingly, REAM may be deemed to share voting and dispositive power.

CUSIP No. 039381108                   13G                           Page 5 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Kingstreet Ltd.(1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       45,959(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             45,959(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    45,959(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.10%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Voting and dispositive power is exercised through its sole director, CTC Corporation Ltd. Kingstreet Ltd. is a wholly-owned subsidiary of The M.D. Sass Re/Enterprise International Irrevocable Trust II.

CUSIP No. 039381108                   13G                           Page 6 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James B. Rubin(1)
    M.D. Sass Corporate Resurgence Partners, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       3,431,350(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             3,431,350(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,431,350(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.14%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Mr. James B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management, L.L.C. ("RAM"). Voting and dispositive power is exercised through its sole general partner and investment advisor, RAM. Accordingly, M.D. Sass Corporate Resurgence Partners, L.P. may be deemed to share voting and dispositive power.

CUSIP No. 039381108                   13G                           Page 7 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James B. Rubin(1)
    M.D. Sass Corporate Resurgence International, Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       1,759,993(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             1,759,993(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,759,993(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.66%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Mr. James B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management International, L.L.C. ("RAMI"). Voting and dispositive power is exercised through its sole special shareholder and investment advisor RAMI. Accordingly, M.D. Sass Corporate Resurgence International, Ltd. may be deemed to share voting and dispositive power.

CUSIP No. 039381108                   13G                           Page 8 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James B. Rubin(1)
    M.D. Sass Re/Enterprise Partners, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       729,469(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             729,469(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    729,469(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.52%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C. (" REAM"). Voting and dispositive power is exercised through REAM pursuant to a Subadvisory Services Agreement with its managing general partner M.D. Sass Associates, Inc. Accordingly, M.D. Sass Re/Enterprise Partners, L.P. may be deemed to share voting and dispositive power.

CUSIP No. 039381108                   13G                           Page 9 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James B. Rubin(1)
    M.D. Sass Re/Enterprise-II, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       181,309(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             181,309(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    181,309(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.38%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C. ("REAM"). Voting and dispositive power is exercised through REAM pursuant to a Subadvisory Services Agreement with its managing general partner M.D. Sass Investors Services, Inc. Accordingly, M.D. Sass Re/Enterprise-II, L.P. may be deemed to share voting and dispositive power.

CUSIP No. 039381108                   13G                          Page 10 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James B. Rubin(1)
    M.D. Sass Re/Enterprise International, Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       443,802(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             443,802(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    443,802(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.92%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Mr. James B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management International, L.L.C. ("RAMI"). Voting and dispositive power is exercised through RAMI pursuant to a Subadvisory Services Agreement with its investment manager, M.D. Sass Management, Inc. Accordingly, M.D. Sass Re/Enterprise International, Ltd. may be deemed to share voting and dispositive power.

CUSIP No. 039381108                   13G                          Page 11 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James B. Rubin(1)
    M.D. Sass Associates, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       729,469(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             729,469(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    729,469(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.52%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C ("REAM"). Voting and dispositive power is exercised by M.D. Sass Associates, Inc. solely in its capacity as general partner of M.D. Sass Re/Enterprise Partners, L.P. Pursuant to a Subadvisory Services Agreement M.D. Sass Associates, Inc. has entered into with REAM, REAM exercises sole voting and dispositive power over such shares. Accordingly M.D. Sass Associates, Inc. may be deemed to share voting and dispositive power.

CUSIP No. 039381108                   13G                          Page 12 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James B. Rubin(1)
    M.D. Sass Management, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       443,802(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             443,802(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    443,802(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.92%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day to day investment activities of Resurgence Asset Management International, L.L.C. ("RAMI"). Pursuant to a Subadvisory Services Agreement it has entered into with RAMI, RAMI exercises sole voting and dispositive power over such shares. Accordingly, M.D. Sass Management, Inc. may be deemed to share voting and dispositive power.

CUSIP No. 039381108                   13G                          Page 13 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James B. Rubin(1)
    M.D. Sass Investors Services, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       2,363,628(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             2,363,628(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,363,628(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.92%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Mr. James B. Rubin serves as Manager and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C. ("REAM"). Voting and dispositive power is exercised solely in its capacity as general partner of M.D. Sass Re/Enterprise-II, L.P. and investment advisor to two employee pension plans. Pursuant to a Subadvisory Services Agreement it has entered into with REAM, REAM exercises sole voting and dispositive power over such shares. Accordingly, M.D. Sass Investors Services, Inc. may be deemed to share voting and dispositive power.

CUSIP No. 039381108                   13G                          Page 14 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Resurgence Parallel Fund, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       119,835(1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             119,835(1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    119,835(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.25%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Voting and dispositive power is exercised through its managers, Martin D. Sass, Hugh R. Lamle and Martin E. Winter.

CUSIP No. 039381108                   13G                          Page 15 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    The M.D. Sass Re/Enterprise International Irrevocable Trust II(1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       45,959 (1)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             45,959 (1)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    45,959 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.10%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) The M.D. Sass Re/Enterprise International Irrevocable Trust II (the "Trust") owns 100% of Kingstreet Ltd. and, accordingly, may be deemed to share voting and dispositive power. Voting and dispositive power on behalf of the Trust is exercised through its trustees, A. Charles Levene and CITCO International Trust Company Ltd.

CUSIP No. 039381108                   13G                          Page 16 of 26
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    M.D. Sass Associates, Inc. Employees Profit Sharing Plan
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       35,560
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             35,560
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    35,560
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.07%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    EP
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1(a).  Name of Issuer:

            Arch Communications Group, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
            1800 West Park Drive, Suite 250
            Westborough, Massachusetts 01581

Item 2(a)   Name of Person Filing:

            Resurgence Asset Management, L.L.C. ("RAM")
            Resurgence Asset Management International, L.L.C.    ("RAMI")
            Re/Enterprise Asset Management, L.L.C. ("REAM")
            Kingstreet Ltd.
            M.D. Sass Corporate Resurgence Partners, L.P.
            M.D. Sass Corporate Resurgence International, Ltd.
            M.D. Sass Re/Enterprise Partners, L.P.
            M.D. Sass Re/Enterprise-II, L.P.
            M.D. Sass Re/Enterprise International, Ltd.
            M.D. Sass Associates, Inc.
            M.D. Sass Management, Inc.
            M.D. Sass Investors Services, Inc.
            Resurgence Parallel Fund, LLC
            The M.D. Sass Re/Enterprise International Irrevocable Trust II M.D. Sass Associates, Inc. Employees Profit Sharing Plan ("SAEPS")

Item 2(b)   Address of Principal Business Office or, if None, Residence:

            The address for each of RAM, RAMI, REAM, M.D. Sass Corporate Resurgence Partners, L.P., and M.D. Sass Corporate Resurgence International, Ltd.

            10 King Street
            First Floor
            White Plains, NY, 10064

            The address for each of SAEPS, M.D. Sass Re/Enterprises Partners, L.P., M.D. Sass Re/Enterprise-II, L.P., M.D. Sass Re/Enterprise International, Ltd., M.D. Sass Associates, Inc., M.D. Sass Management, Inc., M.D. Sass Investors Services, Inc., and Resurgence Parallel Fund, LLC is:

            1185 Avenue of the Americas
            18th Floor
            New York, New York 10036

            The address for Kingstreet Ltd. and The M.D. Sass Re/Enterprise Irrevocable Trust II is:

            c/o CITCO International Trust Company, Ltd.
            Corporate Center
            West Bay Road
            P.O. Box 31106 SMB
            Grand Cayman, Cayman Islands

Item 2(c)   Citizenship or Place of Organization:

            See Item 4 of each cover page.

Item 2(d)   Title of Class of Securities:

            Common Stock

Item 2(e)   CUSIP Number:

            039381108

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Exchange
                Act.
      (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.
      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.
      (d) |_| Investment company registered under Section 8 of the Investment Company Act.
      (e)   |X| An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);
      (f) |X| An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F);
      (g) |X| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.     Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

            See Item 9 of each cover page.

            (b) Percent of Class:

            See Item 11 of each cover page.

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote

                  (ii) Shared power to vote or to direct the vote

                  (iii) Sole power to dispose or to direct the disposition of

                  (iv) Shared power to dispose or to direct the disposition of

            See Items 5-8 of each cover page.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            See footnotes to each cover page.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            See footnotes to each cover page.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certifications.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Dated: July 16, 1999.


                                    RESURGENCE ASSET MANAGEMENT, L.L.C.

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Manager


                                         RESURGENCE ASSET MANAGEMENT
                                         INTERNATIONAL, L.L.C.

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Manager

                                    RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Manager


                                    KINGSTREET LTD.
                                    By:  CTC Corporation Ltd., its Director

                                    By: /s/ Lana Farrington
                                       -----------------------------------------
                                       Lana Farrington, Trust Officer


                                    M.D. SASS CORPORATE RESURGENCE
                                          PARTNERS, L.P.
                                    By: Resurgence Asset Management, L.L.C.,
                                          its General Partner

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Chief Investment Officer


                                    M.D. SASS CORPORATE RESURGENCE
                                          INTERNATIONAL, LTD.
                                    By: Resurgence Asset Management
                                         International, L.L.C.,
                                          its Special Shareholder.

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Chief Investment Officer


                                    M.D. SASS RE/ENTERPRISE PARTNERS, L.P.
                                    By: M.D. Sass Associates, Inc.,
                                          its General Partner

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President


                                    M.D. SASS RE/ENTERPRISE-II, L.P.
                                    By: M.D. Sass Investors Services, Inc.,
                                          its General Partner

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President

                                    M.D. SASS RE/ENTERPRISE INTERNATIONAL,
                                        LTD.
                                    By: M.D. Sass Management, Inc.

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President


                                    M.D. SASS ASSOCIATES, INC.

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President


                                    M.D. SASS MANAGEMENT, INC.

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President


                                    M.D. SASS INVESTORS SERVICES, INC.

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President


                                    RESURGENCE PARALLEL FUND, LLC

                                    By: /s/ Martin D. Sass
                                       -----------------------------------------
                                       Martin D. Sass, Manager

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Manager


                                    THE M.D. SASS RE/ENTERPRISE INTERNATIONAL
                                        IRREVOCABLE TRUST II
                                    By: CITCO Trustees (BVI) Limited

                                    By: /s/ Lana Farrington
                                       -----------------------------------------
                                       Lana Farrington, Trust Officer


                                    M.D. SASS ASSOCIATES, INC.
                                       EMPLOYEES PROFIT SHARING PLAN

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Trustee

                          EXHIBIT INDEX TO SCHEDULE 13G

EXHIBIT 1

Agreement between Resurgence Asset Management, L.L.C. ("RAM"), Resurgence Asset Management International, L.L.C. ("RAMI"), Re/Enterprise Asset Management, L.L.C. ("REAM"), Kingstreet Ltd., M.D. Sass Corporate Resurgence Partners, L.P., M.D. Sass Corporate Resurgence International, Ltd., M.D. Sass Re/Enterprise Partners, L.P., M.D. Sass Re/Enterprise-II, L.P., M.D. Sass Re/Enterprise International, Ltd., M.D. Sass Associates, Inc., M.D. Sass Management, Inc., M.D. Sass Investors Services, Inc., Resurgence Parallel Fund, LLC, The M.D. Sass Re/Enterprise International Irrevocable Trust II and M.D. Sass Associates, Inc. Employees Profit Sharing Plan, as to joint filing of Schedule 13G.

EXHIBIT 2

Disclaimer of beneficial ownership by RAM, RAMI, REAM, M.D. Sass Associates, Inc., M.D. Sass Management, Inc., M.D. Sass Investors Services, Inc. and The M.D. Sass Re/Enterprise International Irrevocable Trust II.

                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

Each of the undersigned hereby affirms that it is individually eligible to use
Schedule 13G, and agrees that this Schedule 13G, and agrees that this Schedule 13G is filed on its behalf.

Dated: July 16, 1999

                                    RESURGENCE ASSET MANAGEMENT, L.L.C.

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Manager


                                    RESURGENCE ASSET MANAGEMENT
                                         INTERNATIONAL, L.L.C.

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Manager


                                    RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Manager

                                    KINGSTREET LTD.
                                    By:  CTC Corporation Ltd., its Director

                                    By: /s/ Lana Farrington
                                       -----------------------------------------
                                       Lana Farrington, Trust Officer


                                    M.D. SASS CORPORATE RESURGENCE
                                          PARTNERS, L.P.
                                    By: Resurgence Asset Management, L.L.C.,
                                          its General Partner

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Chief Investment Officer


                                    M.D. SASS CORPORATE RESURGENCE
                                          INTERNATIONAL, LTD.
                                    By: Resurgence Asset Management
                                         International, L.L.C., its Special
                                          Shareholder.

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Chief Investment Officer


                                    M.D. SASS RE/ENTERPRISE PARTNERS, L.P.
                                    By: M.D. Sass Associates, Inc.,
                                          its General Partner

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President


                                    M.D. SASS RE/ENTERPRISE-II, L.P.
                                    By: M.D. Investors Services, Inc.,
                                          its General Partner

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President


                                    M.D. SASS RE/ENTERPRISE INTERNATIONAL,
                                        LTD.
                                    By: M.D. Sass Management, Inc.

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President

                                    M.D. SASS ASSOCIATES, INC.

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President


                                    M.D. SASS MANAGEMENT, INC.

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President


                                    M.D. SASS INVESTORS SERVICES, INC.

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President


                                    RESURGENCE PARALLEL FUND, LLC

                                    By: /s/ Martin D. Sass
                                       -----------------------------------------
                                       Martin D. Sass, Manager

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Manager


                                    THE M.D. SASS RE/ENTERPRISE INTERNATIONAL
                                          IRREVOCABLE TRUST II

                                    By: CITCO Trustees (BVI) Limited

                                    By: /s/ Lana Farrington
                                       -----------------------------------------
                                       Lana Farrington, Trust Officer


                                    M.D. SASS ASSOCIATES, INC. EMPLOYEES PROFIT
                                      SHARING PLAN

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Trustee

                                    EXHIBIT 2

                       DISCLAIMER OF BENEFICIAL OWNERSHIP

Each of the undersigned disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that any of the undersigned is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13G.

      Date: July 16, 1999

                                    RESURGENCE ASSET MANAGEMENT, L.L.C.

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Manager


                                    RESURGENCE ASSET MANAGEMENT
                                          INTERNATIONAL, L.L.C.

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Manager


                                    RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                    By: /s/ James B. Rubin
                                       -----------------------------------------
                                       James B. Rubin, Manager


                                    M.D. SASS ASSOCIATES, INC.

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President


                                    M.D. SASS MANAGEMENT, INC.

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President


                                    M.D. SASS INVESTORS SERVICES, INC.

                                    By: /s/ Martin E. Winter
                                       -----------------------------------------
                                       Martin E. Winter, Senior Vice-President

                                    THE M.D. SASS RE/ENTERPRISE INTERNATIONAL
                                          IRREVOCABLE TRUST II

                                    By: CITCO Trustees (BVI) Limited

                                    By: /s/ Lana Farrington
                                       -----------------------------------------
                                       Lana Farrington, Trust Officer